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                                                                     Exhibit 5.1

May 13, 2002

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, NW
Judiciary Plaza
Washington, D.C.  20549

Re:  Kindred Healthcare, Inc. 2001 Stock Incentive Plan
     --------------------------------------------------

Ladies and Gentlemen:

     I am Vice President of Corporate Legal Affairs and Corporate Secretary to Kindred Healthcare, Inc. (the "Registrant") and have reviewed the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering an aggregate of 1,200,000 shares of Common Stock, par value $0.25 per share (the "Shares"), of the Registrant, a Delaware corporation, to be issued pursuant to the Kindred Healthcare, Inc. 2001 Stock Incentive Plan (the "Plan").

     I have examined and am familiar with the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Registrant, and the various corporate records and proceedings relating to the proposed issuance of the Shares. I have also examined such other documents and proceedings as I have considered necessary for the purpose of this opinion.

     Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  /s/ JOSEPH L. LANDENWICH
                                  -----------------------------------------
                                  Joseph L. Landenwich, Esq.
                                  Vice President of Corporate Legal Affairs
                                  and Corporate Secretary